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                                                                       EXHIBIT 5
                                November 3, 2004

The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio  45202


Gentlemen:

      We have acted as counsel to The E. W. Scripps Company, an Ohio corporation (the "Company"), in connection with the Company's offer to rescind (the "Rescission Offer") sales of 149,118 Class A Common Shares, $.01 par value (the "Shares"), made pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") filed with respect to the Rescission Offer on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

      In connection with the foregoing, we have examined the Registration Statement, the Plan pursuant to which the Shares were originally issued and such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

      Based upon such examination, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

      2. The Shares have been duly authorized and, upon completion of the Rescission Offer as described in the Registration Statement, such of the Shares as have not been repurchased by the Company pursuant to such offer will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement.

                                                         Yours very truly,

                                                         Baker & Hostetler LLP